EXHIBIT 4.3

DESCRIPTION OF SECURITIES

The following is a brief description of the common stock, par value $0.01 per share (the “common stock”), of Paychex, Inc. (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This description is not complete, and we qualify it by referring to our amended and restated certificate of incorporation (“Certificate of Incorporation”) and our amended and restated bylaws (“Bylaws”).

Description of our Common Stock

General

Our Certificate of Incorporation authorizes us to issue 600,000,000 shares of common stock. Our common stock is listed on the Nasdaq Global Select Market under the symbol “PAYX.”

Voting Rights

Our common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by stockholders. The holders of our common stock do not have cumulative voting rights. Holders of common stock have no preemptive, subscription, redemption, sinking fund, or conversion rights.

Dividend Rights

The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. Dividends may be paid in cash, in property or in shares of stock of the Company.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities.

Anti-Takeover Provisions

General

Our Certificate of Incorporation and Bylaws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or take-over attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Advance Notice Bylaws

Our Bylaws provide that any stockholder who wishes to bring business before a meeting of our stockholders, or to nominate candidates for election as directors at a meeting of our stockholders, must deliver advance notice of their proposals to us before the meeting.

Amendment of Bylaws

Our Certificate of Incorporation and Bylaws grant our board of directors the power to adopt, amend or repeal the Bylaws.